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EXHIBIT 99.1


   Bayou City Exploration Announces the Resignation of Robert Kelley From the
                    Position of COO and Senior Vice President


HOUSTON (MARKET WIRE) July 3, 2006 - Bayou City Exploration, Inc. (OTC BB: BYCX) announces COO and Senior Vice President Robert Kelley has decided to step down. Robert Kelley has announced his resignation effective July 25, 2006 to pursue other interests. Robert has agreed to stay on as a consultant with the company until a suitable replacement can be found. Morris Hewitt, the CEO for Bayou City, stated, "I would personally like to thank Robert for his service and wish him well in his new endeavors."

Bayou City Exploration, Inc. is an independent oil and gas exploration and production company with its principal properties located onshore Texas. Certain statements in this news release regarding future expectations and plans may be regarded as "forward-looking statements."


Contact:
Morris Hewitt
President/CEO
832-358-3900
http://www.bcexploration.com